NON-EXCLUSIVE BUY / SELL AGREEMENT
                              GUARDIAN(R) Products



        THIS AGREEMENT is made as of the 10th day of January 2006 by and between Generac Power Systems, Inc. (Generac), a Wisconsin Corporation,
                 located in Waukesha, Wisconsin 53187, USA and
                      Genco Power Solutions, Inc. (Buyer).


                        ARTICLE I. APPOINTMENT AND SCOPE

        1.1 Appointment. This Agreement constitutes an appointment of Buyer as a non-exclusive buyer of Generac Guardian products listed on Appendix One. This Agreement is non-exclusive and Generac has the absolute right to make direct sales in any geographic area and to appoint additional Buyers in any geographic area.

        1.2 Scope. The relationship between Generac and Buyer is that of a seller and buyer. Neither Buyer nor its employees and agents are or will be the agents or representatives of Generac for any purpose whatsoever. Buyer, its employees or agents, are not granted by this agreement or otherwise any expressed or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of Generac. Generac agrees to sell and Buyer agrees to buy the Generac Guardian products listed on Appendix One under the terms and conditions listed herein.

                     ARTICLE II. BUYER'S SALES OBLIGATIONS

        2.1 Insurance. Buyer shall maintain in effect during the term hereof and for a period of no less than five years thereafter appropriate liability insurance policies with a recognized carrier providing aggregate coverage of not less than $2 million and not less than $1 million per occurrence.

        2.2 Training. In order to provide and develop qualified personnel, Buyer shall send appropriate personnel, at its own expense, to conferences and training programs provided by Generac.

        2.3 Sales promotion and advertising. Buyer will promote the sale of Generac Guardian products listed on Appendix One and will advertise with a reasonable program of local advertising. Generac will provide for purchase brochures and advertising material for use by Buyer. At Generac's sole discretion, Generac may fund approved co-op advertising based upon Buyer's order level up to 2% of Buyer's total Generac net invoice purchases on a yearly basis.

        2.4 Inventory. Buyer agrees to maintain sufficient inventory of Generac Guardian parts and literature to meet its customers' needs.

        2.5 Service. Buyer shall provide an adequate service facility and will service all Generac Guardian products as requested by end users of Generac Guardian products without regard to the origin of sale.

        2.6 Warranty. Generac's warranty as stated in its warranty policy and procedure statement shall apply to Generac Guardian products and Buyer agrees to provide warranty service for the products without regard to the origin of sale. Generac will be responsible for the cost of service and parts required under warranty in accordance with its warranty policy and procedure statement.

               ARTICLE III. TERMS AND CONDITIONS OF SALE

        3.1 Acceptance of Orders. No order submitted by Buyer for the purchase of Generac Guardian products or parts shall obligate Generac in any manner whatsoever unless and until such order is accepted by Generac's written acknowledgment.

        3.2 Pricing. Purchases from Generac under this Agreement will be made at the current price FOB placeCityWhitewater, StateWI, country-regionUSA, subject to discounts established by Generac in its sole discretion or other agreed terms. Buyer will receive no commission or other remuneration on direct sales made by Generac unless agreed to in advance in writing on a case-by-case basis.


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           3.3 Terms of Payment. Terms of payment will be as set forth in
  Generac's acknowledgment and invoice. Buyer will promptly provide Generac's credit department with financial and other information for determination of credit status as requested from time to time by Generac's credit department. Generac may increase or reduce Buyer's credit limit from time to time as deemed appropriate by Generac's credit department. Generac shall be entitled to its costs and attorney's fees incurred to collect any past due amount, whether or not litigation is commenced.

           3.4 Claims. Orders from Buyer that are accepted and approved by Generac will be filled in the ordinary course of business. However, Generac will not be liable for any failure to accept or fill such orders. Generac will not be liable for any delays in filling such orders nor be liable to Buyer for the loss of Generac product sales, nor for any damage to products occurring after the products are delivered to either a common or contract carrier consigned to Buyer or to a representative of Buyer.

           3.5 Sales Restriction. Notwithstanding any other provision in this Agreement, Buyer shall not sell any Generac Guardian products or parts for use in connection with any chicken farm, hog farm, veal farm, confinement livestock feeding operations or fish hatchery operations. Buyer agrees to indemnify, defend, and hold harmless Generac from and against any claims, damages, liabilities, costs and expenses (including attorney fees and costs) arising out of or relating to Buyer's violation of this paragraph 3.5.

           3.6 Additional Terms and Conditions. Buyer agrees to be bound by such additional terms and conditions of sale as provided in Generac's standard acknowledgment and invoice forms, which terms and conditions shall prevail over any conflicting terms and conditions contained in Buyer's purchase order form.

                      ARTICLE IV. CONFIDENTIAL INFORMATION

          Buyer acknowledges that during the course of this Agreement it may receive access to information concerning Generac's marketing and business plans, sales strategies, advertising programs, pricing, costs, customers, technology and manufacturing methods, regardless whether Generac will designate this information as confidential. Buyer shall hold all such information in strict confidence and shall not use or disclose the same except as required to perform its obligations under this Agreement. Buyer shall use any Generac trademark only with the express consent of Generac, and said trademarks shall be limited to the uses stated in this agreement.

                        ARTICLE V. TERM AND TERMINATION

            5.1 Term. Until terminated as provided in paragraph 5.2, 5.3 or 5.4, this Agreement shall continue in full force and effect.

            5.2 Termination without cause. Either party may terminate this Agreement without cause with 90 days prior written notification.

           5.3 Termination with cause. This agreement may be terminated upon written notification for any of the following reasons: (a) effective immediately, if Buyer should violate or fail to satisfy any term or provision of this agreement; (b) effective immediately, if Buyer knowingly makes any false or untrue statements or representations to Generac herein or in the performance of its obligations hereunder; and (c) effective immediately, if either party is subject to voluntary or involuntary bankruptcy, has a negative net worth, or is unable to pay its debts as they come due.

            5.4 Automatic Termination. This Agreement between both parties herein shall terminate automatically in the event Generac has received no acceptable orders for Generac product from Buyer for a period of one hundred and eighty (180) consecutive days. Further, this Agreement shall terminate automatically in the event Buyer engages in a change of control, which includes, but is not limited to, a sale of a controlling interest in stock or equity or a sale of all or substantially all of the Buyer's assets.

           5.5 Sole Remedy. Generac's repurchase of Buyer's inventory of Guardian products or Buyer's right to sell such inventory if not so repurchased by Generac, shall constitute Buyer's sole remedy for the termination by Generac of this Agreement and shall be in lieu of all other claims that Buyer may have against Generac as a result thereof. Under no circumstances shall Generac be liable to Buyer by reason of termination of this Agreement for compensation, reimbursement or damages for any reason, including: (a) loss of prospective compensation or future profits; (b) goodwill or loss thereof; or (c) expenditures, investments, leases or any type of commitment made in connection with the business of such party or in reliance on the existence of this Agreement.


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                         ARTICLE VI. GENERAL PROVISIONS

            6.1 Force Majeure. The non-monetary obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as fires, riots, flood, strikes, shortages of fuel, power, raw materials, or supplies, government orders, freight embargo, transportation delays, or acts of God, which are reasonably beyond the control of the party obligated to perform.

            6.2 Forum Selection / Applicable Law. Buyer agrees that any suit brought by any party hereto relating to this Agreement shall be brought in a court of competent jurisdiction located in the State of placeStateWisconsin, and Buyer hereby consents to venue in such court. This Agreement shall be construed, enforced, and performed in accordance with the laws of the State of placeStateWisconsin without reference to the principles of conflicts of laws.

            6.3 Entire Agreement. This Agreement sets forth the entire Agreement and understanding between the parties on the subject matter hereof. Neither of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement, other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing, signed by a duly authorized representative of the party to be bound thereby. This Agreement shall supersede any prior agreements between the parties hereto.

            6.4 Severability/Waiver. The illegality or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any remaining provisions hereof. The failure of either party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver of the right of such party to require strict performance of the same or other provisions hereof at a later time.

            6.5 Alteration. This Agreement is not subject to alteration except as mutually agreed in writing.

            6.6 Arbitration. Unless otherwise mandated by applicable law, any dispute that cannot be amicably resolved shall, at the election of either party, be heard, settled and decided by the Rules of the American Arbitration Association in effect as of the date thereof by one arbitrator selected by the parties in good faith, who shall be disinterested in the dispute and shall have no connection with either party. If the parties cannot agree on the choice of arbitrator, the arbitrator shall be appointed by the American Arbitration Association. Such arbitration shall be conducted in English and shall take place in placeCityWaukesha, StateWisconsin, unless otherwise agreed. Judgment upon the award of the arbitrator is final, and may be entered in any court of competent jurisdiction.

   IN WITNESS WHEREOF, Generac and Buyer have caused this instrument to be executed by their duly authorized employees, as of the day and year first above written.

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GENERAC POWER SYSTEMS, INC.                       Genco Power Solutions, Inc.
addressStreetP.O. Box 297                         1515 N. Federal Highway, #418
Whitewater, WI 53190                              Boca Raton, FL  33432

Telephone:  262-472-6605                          Telephone:       561-361-9223
Facsimile:  262-473-5514                          Facsimile:       561-361-9909


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                      APPENDIX ONE TO BUY / SELL AGREEMENT
                         (Please Print or Type Clearly)

Date of Agreement: January 10, 2006

Buyer's Company Name: Genco Power Solutions, Inc.

State / Country of Incorporation: Palm Beach, Florida

Buyer's Company Address: 1515 N. Federal Highway, #418, Boca Raton, FL 33432

Title of Officer Executing Agreement: Keith A. Straub

Contact Person: Keith A. Straub

Telephone No.: (561) 361-9233    Fax No.:(561) 361-9909

The following terms are incorporated by reference into the Agreement.
Generac Guardian products covered by the Agreement are the products checked and approved below:


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                AUTOMATIC TRANSFER SWITCH (ATS)
                100-200 Amps                                    TS

                GUARDIAN GENERATOR PRODUCT LINE                 TS
                6 - 40kW Generators

                GENERATOR READY KIT                             TS

                GUARDIAN ULTRASOURCE PORTABLE GENERATORS        TS
                12,500 and 15,000 Watt

                QUIETSOURCE GENERATOR PRODUCT LINE              TS


  The products covered by this Agreement shall be made available to Buyer only in such models and under such trademarks as shall be determined solely by Generac from time to time.

             Once completed, please return with other documents to:

                                GUARDIAN Division
                                Generac Power Systems, Inc.
                                P.O. Box 297
                                Whitewater, Wisconsin  53190